EXHIBIT 99.1

RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES FOURTH QUARTER and FULL YEAR FINANCIAL RESULTS

RICHMOND, INDIANA (January 31, 2020) – Richmond Mutual Bancorporation, Inc. (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced a net loss of $12.5 million for the fourth quarter of 2019 compared to net income of $1.5 million for the fourth quarter of 2018.  The net loss for the fourth quarter of 2019 reflects an estimated after tax charge of $14.3 million ($1.15 per share) to terminate the Company’s participation in a multiemployer defined benefit pension plan (the “DB Plan”), which resulted in a $19.3 million reduction in revenue and pre-tax earnings in the quarter.  The net loss for the year ended December 31, 2019 was $14.1 million compared to net income of $5.7 million in 2018.  Net income for the year ended December 31, 2019 was affected by the estimated after tax charge associated with the termination of the DB Plan mentioned above, an after tax charge of $4.9 million associated with the Company’s contribution to the First Bank Richmond, Inc. Community Foundation (the “Foundation”) which was formed in connection with our reorganization and stock offering completed on July 1, 2019, and an after tax charge of $1.3 million related to the adoption of a nonqualified deferred compensation plan in the second quarter of 2019.

Net income for the fourth quarter of 2019, excluding the one-time expenses associated with the DB Plan, was $1.8 million, or $0.14 per diluted share, a 19.0% increase over net income for fourth quarter of 2018.  Net income for the full year 2019, excluding the one-time charges associated with the DB Plan, the contribution to the Foundation, and the nonqualified deferred compensation plan, was $6.4 million, a 12.3% increase over net income for 2018. Management believes it is appropriate to eliminate these one-time charges as they are not reflective of the Company’s ongoing operations and that the presentation of these adjusted financial measures are more meaningful to investors in evaluating the financial results of the Company.  See the section entitled “Use of Non-GAAP Financial Measures” at the end of this release for a reconciliation of net income.

Effective July 1, 2019, the Company completed its initial public offering in connection with the reorganization from a mutual to a stock holding company form of organization.  The Company sold 13,026,625 shares of common stock at $10.00 per share, for gross offering proceeds of approximately $130.3 million and contributed 500,000 shares and $1.25 million cash to the Foundation.

President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer of the Company stated: “2019 was an interesting and exciting year for our company.  We have gone through many changes in the 132 year history of our company but becoming a public company was by far the most challenging.  The restructuring that took place last year has allowed us to lay a solid foundation for 2020 and beyond.  Our reorganization to a public company, our successful initial public offering and the initiation of the restructuring of our employee benefits were major factors in 2019 and we are excited to begin 2020 without a host of non-recurring items impacting the results of our operations.  Without those one-time charges, we would have had a good year based on normal operations.  We plan to continue to leverage our capital allowing for sustained growth in order to create value for our shareholders.”

Mr. Kleer further stated: “The actual expense related to the termination of our defined benefit pension plan won’t be known until the plan obligations are purchased by an insurance company or other buyer.  The expense could be higher or lower than the amount accrued in the fourth quarter of 2019 depending on a number of factors, including but not limited to the interest rate environment and the valuation of plan assets by the purchaser as of the date of termination.  The charges for the Foundation and the accrual of the expenses associated with the restructuring of our employee benefits were planned for and detailed in our prospectus.  With those charges and the ongoing expense associated with them and the cost of the reorganization behind us, we look for 2020 to be a solid year.”

Balance Sheet Summary

Total assets increased $136.4 million, or 16.1%, to $986.0 million at December 31, 2019 from $849.6 million at December 31, 2018, driven by a $32.5 million, or 5.0%, increase in the loan and lease portfolio, net of allowance for loan and lease losses, a $74.1 million, or 51.6%, increase in investment securities and a $25.6 million, or 171.1%, increase in cash and cash equivalents. The increase in assets was funded with the proceeds received by the Company in connection with the initial public offering.  Most of the growth in the loan portfolio occurred in the commercial and multi-family real estate portfolio.

The allowance for loan and lease losses increased $1.5 million, or 26.8%, to $7.1 million at December 31, 2019 from $5.6 million at December 31, 2018, primarily as a result of growth in commercial and multifamily real estate loans. At December 31, 2019, the allowance for loan and lease losses totaled 1.02% of total loans and leases outstanding compared to 0.85% at December 31, 2018.  Net charge-offs during 2019 were $1.1 million or 0.16% of average loans and leases outstanding compared to $879,000 or 0.14% of average loans and leases outstanding during 2018.

Total deposits decreased $3.4 million, or 0.6%, to $617.2 million at December 31, 2019 from $620.6 million at December 31, 2018. This decrease in deposits was due to brokered deposits decreasing $67.8 million during 2019. At December 31, 2019, brokered deposits totaled $56.7 million, or 9.2% of total deposits, compared to $124.5 million, or 15.0% of total deposits at December 31, 2018. This decrease was partially offset by an increase in retail certificates of deposit of $40.8 million from December 31, 2018 to December 31, 2019.

Stockholders’ equity totaled $187.8 million at December 31, 2019, an increase of $101.9 million from December 31, 2018. The increase in stockholders’ equity was the result of the completion of the Company’s initial public offering and a $3.7 million reduction in accumulated other comprehensive loss, partially offset by a net loss of $14.1 million. First Bank Richmond’s tangible common equity ratio and its risk-based capital ratios exceeded all “well-capitalized” levels as defined by regulatory standards as of December 31, 2019.

Income Statement Summary

Net interest income before the provision for loan and lease losses increased $745,000, or 10.4%, to $7.9 million in the fourth quarter of 2019 compared to $7.1 million in the fourth quarter of 2018.  Net interest income before provision for loan and lease losses increased $3.0 million, or 10.8%, to $30.4 million in 2019 compared to $27.4 million in 2018.  These increases primarily were due to increases in average interest-earning assets during the three and twelve months ended December 31, 2019 compared to the comparable periods in 2018.

Net interest margin was 3.33% (annualized) for the fourth quarter of 2019 compared to 3.56% (annualized) for the fourth quarter of 2018 and was 3.34% for the year ended December 31, 2019 compared to 3.57% during 2018.  The decrease in net interest margin mostly reflects lower yields on average interest-earning assets largely as a result of three 25 basis point decreases in the targeted Fed Funds Rate in the third and fourth quarters of 2019. The average yield on interest-earning assets for the quarter and year ended December 31, 2019 was 4.48% and 4.57%, respectively, compared to 4.71% and 4.58% for the comparable periods in 2018, respectively.

The provision for loan and lease losses for the three months ended December 31, 2019 totaled $885,000, a $555,000 or 168.2% increase over the $330,000 recorded in the three months ended December 31, 2018.  The provision for loan and lease losses for the year ended December 31, 2019 totaled $2.6 million compared to $1.7 million for 2018, a $920,000 or 54.8% increase. The higher provisions were due to the overall increase in the size of the loan portfolio, primarily commercial and multifamily real estate loans, as well as a reflection of the overall slowing economy. Net charge-offs during the fourth quarter of 2019 were $692,000, compared to net charge-offs of $358,000 in the fourth quarter of 2018.  Net charge-offs during 2019 were $1.1 million, compared to net charge-offs of $879,000 in 2018.

Total noninterest income decreased $639,000, or 41.3%, to $908,000 for the three months ended December 31, 2019, compared to $1.5 million for the same period in 2018.  Loan servicing fees decreased $246,000 primarily as the result of the recognition of impairment of mortgage servicing rights of $202,000 in the fourth quarter of 2019 due to falling interest rates.  Gain on sale of loans and leases increased $101,000, or 97.5%, to $204,000 for the three months ended December 31, 2019 compared to $104,000 for the three months ended December 31, 2018 as a result of stronger mortgage banking activity during the fourth quarter of 2019.  Other loan fees decreased $137,000 during the fourth quarter of 2019 compared to the fourth quarter of 2018 due to lower loan processing fees received during the quarter. Other income decreased $375,000 to $229,000 for the three months ended December 31, 2019 compared to $604,000 for the three months ended December 31, 2018.  This decrease primarily was due to gains recorded on prepayment of below market rate FHLB advances recorded in 2018.

Total noninterest income decreased $434,000, or 10.1%, to $3.9 million for 2019 compared to $4.3 million for 2018. The decrease in total noninterest income was primarily driven by the recognition of impairment of mortgage servicing rights of $202,000 and a $283,000 decrease in other income for the reasons discussed above.  These decreases were partially offset by an $83,000 increase in the gain on sale of securities in 2019 compared to 2018.

Total noninterest expense increased $18.5 million, or 280.3%, to $25.1 million during the three months ended December 31, 2019, compared to the same period in 2018.  Of the $18.5 million increase, $19.3 million was attributable to the estimated expense associated with terminating the DB Plan, which is higher than the $13.3 million ($9.8 million after tax) estimated expense we had previously disclosed.  The increase in the estimated DB Plan expense was due to a 75 basis point decrease in the targeted Fed Funds Rate during the second half of 2019. Excluding the estimated DB Plan expense, noninterest expense decreased $804,000 during fourth quarter of 2019 compared to the same period in 2018.

Salaries and employee benefits increased $18.9 million, or 540.0%, in the fourth quarter of 2019 compared to the same period in 2018 as a result of the estimated DB Plan expense recorded in the fourth quarter of 2019. Excluding the estimated DB Plan expense, salaries and employee benefits decreased $421,000, or 11.9%, during the fourth quarter of 2019 compared to the fourth quarter of 2018. Data processing fees increased $77,000, or 19.8%, during the three months ended December 31, 2019 compared to December 31, 2018, primarily attributable to higher transaction volume and additional services utilized from the Company’s IT provider.  In addition, advertising expenses increased $144,000, or 77.8%, for the three months ended December 31, 2019 compared to the three months ended December 31, 2018.  Partially offsetting the increases in noninterest expense was a $212,000, or 127.7%, decrease in Federal Deposit Insurance Corporation (“FDIC”) assessments in the fourth quarter of 2019 compared to the fourth quarter of 2018 as the Bank paid a reduced deposit insurance assessment.  This was the result of the Deposit Insurance Fund achieving a specified ratio of eligible deposits and banks with less than $10 billion in assets receiving credit for previous assessments paid. The Bank also had $36,000 in small bank credits on future assessments remaining as of September 30, 2019, which was recognized in the fourth quarter of 2019.  Legal and professional fees decreased $255,000, or 57.2%, in the fourth quarter of 2019 compared to the same period in 2018 due to legal expenses incurred in connection with work on our reorganization and stock offering during the fourth quarter of 2018. In addition, loan tax and insurance expense decreased $301,000, or 73.6%, and other expense increased $160,000, or 20.0%, in the fourth quarter of 2019 compared to the fourth quarter of 2018.  The decrease in loan tax and insurance expense primarily was due to lower expenses in 2019 associated with loans sold but still serviced by the Bank, and the increase in other expense was primarily due to franchise taxes paid due to the Bank’s leasing program and expenses associated with the Bank’s debit card program.

Total noninterest expense increased $27.9 million, or 120.8%, to $51.0 million during 2019 compared to 2018.  The increase primarily was the result of the $19.3 million estimated DB Plan expense, the $6.25 million expense attributable to the contribution to the Foundation and the $1.7 million expense related to the adoption of a nonqualified deferred compensation plan during the year.  Excluding these three non-recurring expenses, noninterest expense increased $700,000 in 2019 compared to 2018.

Salaries and employee benefits increased $21.2 million, or 153.6%, in 2019 compared to 2018, primarily due to the estimated DB Plan expense and expense related to the adoption of the nonqualified deferred compensation plan. Excluding the cost of those two non-recurring expenses, salaries and employee benefits increased $300,000, or 2.2%, due to merit increases. Data processing fees increased $267,000, while FDIC assessments decreased $329,000, or 54.8%, during 2019 compared to 2018, both for the reasons set forth above. Legal and professional fees increased $133,000, or 15.2%, in 2019 compared to 2018, primarily as a result of our reorganization and stock offering and operating as a public company.  Advertising expense increased $280,000, or 51.5%, year-over-year due to sponsorships of various community organizations and events.  Loan tax and insurance expense decreased by $274,000, or 46.7%, during 2019 compared to 2018 due to a recovery of $84,000 in property taxes during 2019 that were advanced in 2018 and lower expenses in 2019 on loans sold but still serviced by the Bank.  Other expenses increased $259,000, or 9.0%, in 2019 compared to 2018, primarily driven by a $62,000 increase in loan closing expenses and a $46,000 increase in charitable contributions.

Income tax expense decreased $4.9 million in the fourth quarter of 2019 compared to the fourth quarter of 2018. Income tax expense decreased by $6.6 million in 2019 compared to 2018 and was a benefit of $5.3 million for 2019. These decreases in income tax expense were due to pre-tax income decreasing during the 2019 periods compared to the same periods in 2018 for the reasons discussed above.

About Richmond Mutual Bancorporation, Inc.

Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio and its loan production office in Columbus, Ohio.

FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors set forth in the Company's filings with the SEC.

The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. Refer to the Company's periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.

Financial Highlights (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
SELECTED OPERATIONS DATA:

Interest income	$10,595,412	$9,469,713	$41,557,900	$35,199,250
Interest expense	2,705,534	2,324,252	11,156,478	7,752,319
Net interest income	7,889,878	7,145,461	30,401,422	27,446,931
Provision for loan and lease losses	885,000	330,000	2,600,000	1,680,000
Net interest income after provision for loan losses	7,004,878	6,815,461	27,801,422	25,766,931
Noninterest income	908,378	1,547,334	3,859,834	4,294,060
Noninterest expense	25,129,394	6,635,310	51,038,155	23,104,802
Income (loss) before income tax expense	(17,216,138)	1,727,485	(19,376,899)	6,956,189
Income tax expense (benefit)	(4,674,613)	256,938	(5,292,413)	1,278,238
Net income (loss)	(12,541,525)	1,470,547	(14,084,486)	5,677,951

Shares outstanding	13,526,625	N/A	13,526,625	N/A
Weighted average shares outstanding:	12,453,667	N/A	12,463,689	N/A
Earnings (Loss) Per Share for period July 2, 2019 to December 31, 2019
Basic	$(1.01)	N/A	$(1.27)	N/A
Diluted	$(1.01)	N/A	$(1.27)	N/A

OTHER FINANCIAL DATA:

Return on average assets (annualized)	(5.17%)	0.71%	(1.48%)	0.71%
Return on average equity (annualized)	(25.85%)	1.75%	(10.77%)	6.89%
Net interest margin	3.33%	3.56%	3.34%	3.57%
Interest rate spread	2.95%	3.35%	3.02%	3.40%

	December 31,	December 31,
	2019	2018
SELECTED FINANCIAL CONDITION DATA:

Total assets	$986,042,071	$849,618,363
Cash and cash equivalents	40,596,877	14,971,170
Investment securities	217,701,245	143,562,461
Loans and leases, net of allowance for losses	687,258,190	654,755,066
Premises and equipment, net	14,087,169	14,025,476
Federal Home Loan Bank stock	7,600,400	6,560,600
Other assets	18,798,190	15,743,590
Deposits	617,218,813	620,636,820
Borrowings	154,000,000	136,100,000
Total stockholders' equity	187,787,446	85,853,032

Book value (GAAP)	$187,787,446	$85,853,032
Tangible book value (non-GAAP)	187,787,446	85,853,032
Book value per share	13.88	N/A
Tangible book value per share	13.88	N/A

ASSET QUALITY RATIOS:

Allowance for loan and lease losses to total loans and leases	1.02%	0.85%
Allowance for loan and lease losses to non-performing loans and leases	185.97%	122.40%
Nonperforming loans and leases to total loans and leases	0.55%	0.69%
Nonperforming assets to total assets	0.39%	0.56%
Net charge-offs (annualized) to average loans and leases outstanding	0.16%	0.14%

Use of Non-GAAP Financial Measures

NON-GAAP RECONCILIATIONS:
($ in thousands, except EPS, shares)	4Q 2019	Adjustments	Adjusted 4Q 2019

Net interest income and noninterest income	$8,797	$-	$8,797
Less: Provision for loan and lease losses	(885)	-	(885)
Less: Noninterest expenses	(25,129)	19,298	(5,831)
Income (loss) before income taxes	(17,217)	19,298	2,081
Income taxes (benefit)	(4,675)	5,005	330
Net income (loss)	(12,542)	14,293	1,751

Weighted average shares outstanding	12,453,667		12,453,667
Earnings (Loss) Per Share
Basic	$(1.01)		$0.14
Diluted	$(1.01)		$0.14

			Adjusted
	Year Ended		Year Ended
($ in thousands, except EPS, shares)	December 31, 2019	Adjustments	December 31, 2019

Net interest income and noninterest income	$34,260	$-	$34,260
Less: Provision for loan and lease losses	(2,600)	-	(2,600)
Less: Noninterest expenses	(51,038)	27,250	(23,788)
Income (loss) before income taxes	(19,378)	27,250	7,872
Income taxes (benefit)	(5,292)	6,759	1,467
Net income (loss)	(14,086)	20,491	6,405

Weighted average shares outstanding	12,463,689		12,463,689
Earnings (Loss) Per Share for period July 2, 2019 to December 31, 2019
Basic	$(1.27)		$0.27
Diluted	$(1.27)		$0.27

Contacts

Richmond Mutual Bancorporation, Inc.

Garry D. Kleer, Chairman, President and Chief Executive Officer

Donald A. Benziger, Chief Financial Officer

(765) 962-2581